                                                     REGISTRATION NO. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TARRAGON REALTY INVESTORS, INC.
        (Exact name of registrant as specified in governing instruments)

                                     Nevada
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

                                   94-2432628
         --------------------------------------------------------------
                        (IRS Employer Identification No.)

                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                      (212) 949-5000 o (212) 949-8001 (Fax)
         --------------------------------------------------------------
                    (Address of principal executive offices)

                            William S. Friedman, Esq.
                            1775 Broadway, 23rd Floor
                            New York, New York 10019
                      (212) 949-5000 o (212) 949-8001 (Fax)
                     (Name and address of agent for service)

                                 With a Copy to:

                             Steven C. Metzger, Esq.
                         Prager, Metzger & Kroemer PLLC
                           2626 Cole Avenue, Suite 900
                               Dallas, Texas 75204
                      (214) 969-7600 o (214) 523-3838 (Fax)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

         If the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 452(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of Each Class of                                                       Proposed maximum        Amount of
     Securities to be           Amount to be          Proposed maximum        aggregate offering     registration
        Registered               registered        offering price per unit           price                fee
  ----------------------        ------------       -----------------------    ------------------     -------------
Tarragon Realty
Investors, Inc. common            300,000                      $15.14(2)          $4,542,000(2)         $417.86
stock, par value $0.01             shares
per share(1)

         (1) Tarragon common stock is being offered for the account of pledgees, donees, transferees, and other successors-in-interest of Tarragon.

         (2) Pursuant to Rule 457(a) and (c), the proposed Maximum Offering Price Per Unit and Proposed Maximum Aggregate Offering Price have been calculated as the market value upon the basis of the average of the bid and asked price of Tarragon common stock on August 2, 2002, which was $15.14.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                         TARRAGON REALTY INVESTORS, INC.
                                   The Issuer

TARRAGON REALTY INVESTORS, INC.
1775 BROADWAY,
23RD FLOOR,
NEW YORK, NY
10019

Tarragon is a real estate investor and developer of rental apartment communities and for-sale housing. We own a portfolio of income producing residential and commercial real estate, with concentrations of apartment properties in Florida, Texas and Connecticut. We also develop and acquire rental apartment properties for our investment portfolio, and we build or renovate condominium apartments and townhouses for sale.

(212) 949-5000

            300,000 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE
                                  The Offering

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS DISCUSSED BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Up to 300,000 shares of Tarragon common stock may be offered for sale from time to time by pledgees, donees, transferees or other successors-in-interest of Tarragon. These shares may be sold through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at prices and on terms that will be fixed at the time of sale. The specific terms of sale, and the names of underwriters, if any, will be set forth in a prospectus supplement.

These shares are being registered to facilitate their placement as collateral for a loan. Tarragon does not intend to sell any of the shares at this time. Tarragon will receive none of the proceeds of the sale of the shares if and when such a sale occurs, except to the extent the proceeds of any sale are applied to reduce outstanding indebtedness of Tarragon.

         Tarragon's common stock is traded on the NASDAQ National Market System under the symbol "TARR." On August 2, 2002, the closing price of Tarragon's common stock on the NASDAQ was $14.80 per share.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 9, 2002.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements that are based on our current expectations, estimates, forecasts and projections about the industries in which we operate, our beliefs, and assumptions that we have made based on our current knowledge. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us. Words such as "expects," "anticipates," "intends," "plans, "believes, " "seeks," "estimates," variations of such words and similar expressions are intended to identify our forward-looking statements. These statements are not guarantees of future performance and involve many risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may be materially different from what is expressed or forecast in our forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

         The risks, uncertainties and assumptions that are involved in our forward-looking statements include:

         o general industry, economic and market conditions particularly with regard to rental apartment occupancy, rental growth rates, prevailing rental rates and competition in the various markets where all of our properties are concentrated;

         o our ability to identify and secure additional apartment properties and sites that meet our criteria for future acquisition or development;

         o our ability to sell our older, under-performing properties when necessary for cash flow and revenue purposes;

         o the effects of fluctuating interest rates, and the pricing and availability of mortgage financing; and

         o all of the other risk factors discussed under the heading "Risk Factors" in this Prospectus.

         These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed or forecast in forward-looking statements. In addition, such statements could be affected by local, national and world economic conditions and political events. For a further description of the risks, uncertainties and assumptions that could cause actual results to differ materially from our forward-looking statements, see "Risk Factors" beginning on page 3 of this Prospectus.

                              ABOUT THIS PROSPECTUS

         This Prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission. This Prospectus does not contain all of the information contained in the registration statement. You should read this Prospectus and any supplement together with the additional information contained in the registration statement and in the other documents incorporated by reference into this Prospectus.

         Whenever we refer in this Prospectus to "Tarragon," "the Company," "we," "us," or "our," we mean Tarragon Realty Investors, Inc., a Nevada corporation, and its predecessors and subsidiaries.

                               ABOUT THE COMPANY

         We own and manage a portfolio of income producing residential and commercial real estate, with concentrations of apartment properties in Florida, Connecticut and Texas. We also develop and acquire rental apartment properties for our investment portfolio, and we build or renovate condominium apartments and townhouses for sale.

         Our principal business is the ownership and development of multifamily apartment communities. We currently own, directly or indirectly through our consolidated subsidiaries and partnerships, 74 properties, as well as interests in an additional 29 properties held in 19 unconsolidated partnerships or joint ventures. We also have a commercial portfolio of 1.5 million square feet of office and retail space, which represents less than 10% of our assets and revenues.

         We were incorporated in Nevada on April 2, 1997. We are the ultimate successor in interest to Vinland Property Trust, a California business trust formed in July 1973, and National Income Realty Trust, also a California business trust, organized in October 1978.

         Currently, our business is divided into three operating divisions - Investment, Development and For-Sale Housing. Our Investment Division is composed primarily of a portfolio of stabilized, income producing apartment and commercial properties. Funds generated by the operation, sale, or refinancing of properties in the Investment Division support our overhead and finance our development activities. The Investment Division represents approximately 63% of our assets.

         Our Development Division develops and renovates rental apartment communities to add to our Investment Division portfolio. Assets in this division include properties that are under renovation, development, or in their initial lease-up period, and land held for development or sale. The properties in the Development Division represent approximately 24% of our assets.

         Our For-Sale Housing Division (formerly referred to as Homebuilding) includes condominium conversions of existing apartment properties and the development and sale of high-rise, luxury condominiums, senior housing communities and townhouses. Although it represents only 13% of our assets, this is our most rapidly growing area of operations.

         In each operating division, our objective is to create value for shareholders and high return on investment through the application of management skill, experience, and capital investment.

         During the last five years, we have invested increasing amounts in new construction and development projects, either directly or in partnership with others, and we expect to continue. In evaluating future projects, we place the greatest weight on our subjective forecast of the future return on investment, adjusted for risk. In addition, we have frequently acquired under-managed and under-performing multifamily projects in areas in which we already had a presence to enhance the efficiency of our existing portfolio. The actual number and



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

mix of types of income-producing real estate and real estate interests we acquire or develop will depend on market conditions and other circumstances existing at the time of acquisition or development, as well as the availability of capital.

         We have financed acquisitions, development, and capital improvements largely through mortgages and internally generated funds and, to a lesser extent, through property sales. We expect these sources to provide the bulk of funds for future investments. As such, the availability and cost of credit are key factors in our ability to continue to make new investments.

         Our common stock is traded on the NASDAQ National Market System under the symbol "TARR." Our principal executive offices are located at 1775 Broadway, 23rd Floor, New York, New York 10019, and our telephone number is 212-949-5000.

                                  RISK FACTORS

         You should carefully consider the risk factors described below before investing in our common stock. These or other unanticipated circumstances could impair our business and financial condition, or otherwise have a material adverse impact on our future operations and stock price.

REPRESENTATIVES OF ARTHUR ANDERSEN LLP ARE NOT AVAILABLE TO CONSENT TO THE INCLUSION OF THEIR AUDIT REPORT IN THIS PROSPECTUS AND YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT.

         This Prospectus incorporates by reference financial statements that have been audited by Arthur Andersen LLP, our former independent certified public accountants. Representatives of Arthur Andersen LLP are not available to provide the consent required for inclusion of their report on our financial statements incorporated by reference in this Prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation of their audit report into this Prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated in this Prospectus or any omissions to state a material fact required to be stated therein.

WE ARE HIGHLY LEVERAGED AND MAY NOT BE ABLE TO MEET OUR DEBT SERVICE
OBLIGATIONS.

         We had total indebtedness at March 31, 2002 of approximately $402 million plus $261 million of debt in unconsolidated partnerships. Substantially all of our assets have been pledged to secure debt. These borrowings increase our risk of loss because they represent a prior claim on our assets and require fixed payments regardless of profitability. Our highly leveraged position makes us vulnerable to changes in economic conditions and may limit our ability to capitalize on significant business opportunities in the future.

UNBUDGETED CAPITAL EXPENDITURES OR COST OVERRUNS COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS AND CASH FLOW.

         If capital expenditures on ongoing or planned development projects, renovations or condominium conversions exceed our expectations, the additional cost of these expenditures could have an adverse effect on our business operations and cash flow. In addition, we might not have access to funds on a timely basis to meet the unexpected expenditures.

         Construction costs are funded in large part through construction financing, which Tarragon often guarantees, and Tarragon's obligation to pay interest on this financing continues until the project is completed, leased up, and permanent financing is obtained. Unexpected delays in completion of one or more ongoing projects could also have a significant adverse impact on our business operations and cash flow.

THE INTEREST RATES ON OUR VARIABLE RATE DEBT MAY INCREASE.

         As of March 31, 2002, we had approximately $214 million of variable rate debt plus $96 million of variable rate debt in unconsolidated partnerships. We may incur additional variable rate indebtedness in the future. Accordingly, increases in interest rates could materially increase our interest expense, which could adversely affect our cash flow, results of operations and financial condition.

WE MAY REQUIRE SIGNIFICANT ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE ON COMMERCIALLY FAVORABLE TERMS, IF AT ALL.

         We depend primarily on external financing to fund the growth of our business. Although we currently have adequate cash resources and positive cash flow, we intend to use substantial portions for:

     o    new construction and development;

     o    condominium conversions;

     o    property acquisitions; and

     o    working capital.

         In addition, we require substantial cash flow to meet interest payment obligations on indebtedness and other borrowings. If we are unable to generate sufficient cash flow from operations to satisfy these obligations, or if we are required to make any substantial principal repayments, we may have to refinance some or all of our debt or sell assets. If we default on secured indebtedness, the lender may foreclose and we could lose our entire investment in the asset securing the loan.

         We cannot predict whether additional sources of financing will be available in the future or the cost of such financing. Our access to debt or equity financing depends on banks' willingness to lend and on conditions in the capital markets, and we may not be able to secure additional sources of financing on commercially acceptable terms, if at all.

WE MAY NEED TO SELL PROPERTIES FROM TIME TO TIME FOR CASH FLOW PURPOSES.

         Because of the lack of liquidity of real estate investments generally, our ability to respond to changing circumstances may be impaired. Real estate investments generally cannot be sold quickly. In the event that we must sell assets to generate cash flow, we cannot predict whether there will be a market for those assets in the time period we desire or need to sell them, or whether we will be able to sell them at a price that will allow us to fully recoup our investment. We may not be able to realize the full potential value of our assets, and we may incur costs related to the early pay-off of the debt secured by such assets.

WE ACQUIRE NEW PROPERTIES FROM TIME TO TIME.

         We regularly consider acquiring additional properties. Acquisitions involve several risks, including but not limited to the following:

     o Acquired properties may not perform as well as we expected or ever become profitable.

     o Improvements to the properties may ultimately cost significantly more than we had estimated.

     o The costs of evaluating properties that are not acquired cannot be recovered.

THERE IS RISK IN USING DEBT TO FUND PROPERTY ACQUISITIONS.

         We have used debt to acquire properties and expect to continue to do so in the future. Although the use of debt (known as "leverage") is common in the real estate industry, our use of debt to acquire properties exposes us to financial risks. If the occupancy of the properties in our Investment Division drops significantly, and we do not have sufficient cash to pay principal and interest on our mortgage debt, we could default on our mortgage obligations. If for any reason we fail to make our mortgage payments, lenders could declare us in default and foreclose on our properties.

WE ARE DEVOTING INCREASING RESOURCES TO THE DEVELOPMENT OF NEW PROJECTS.

         We plan to continue developing new projects as opportunities arise in the future. Development and construction activities entail a number of risks, including but not limited to the following:

     o We may abandon a project after spending non-recoverable time and money determining its feasibility.

     o    Construction costs may materially exceed our original estimates.

     o The revenue from a new project may not be enough to make it profitable or generate a positive cashflow.

     o We may not be able to obtain financing on favorable terms for development of a property, if at all.

     o We may not complete construction and lease up on schedule, resulting in increased development costs.

     o We may not be able to obtain, or may be delayed in obtaining, necessary governmental permits.

WE PLAN TO DEVOTE INCREASING AMOUNTS OF CAPITAL TO CONDOMINIUM CONVERSIONS AND FOR-SALE HOUSING.

         Expansion into condominium conversion and for-sale housing is a relatively new segment of our operations. It involves risks associated with the sale of property to individuals, in addition to all the other risks of construction and development. Condominium conversions require substantial legal processes and costs, which may not be recovered. Some units may be difficult to sell, requiring a substantial discount from our asking price. We may be left with unsold inventory that cannot be rented, and the expenses and carrying costs associated with ownership of those units will continue.

PROPERTY OWNERSHIP THROUGH PARTNERSHIPS AND JOINT VENTURES GENERALLY LIMITS OUR CONTROL OF THOSE INVESTMENTS.

         We have investments in 19 unconsolidated partnerships or joint ventures. The outside partners have significant participating rights, as defined by the Financial Accounting Standards Board's Emerging Issues Task Force in its 96-16 Abstract. Partnership or joint venture investments involve risks not otherwise present for investments made solely by us, including the possibility that our partners might become bankrupt, might have or develop different interests or goals than we do, or might take action contrary to our instructions, requests, policies or investment objectives. Another risk of partnership investments is the possibility of an impasse on decisions, such as a sale or refinance, or disputes with our partners over the appropriate pricing and timing of any sale or refinance. There is no limitation under our organizational documents as to the amount of funds that may be invested in partnerships or joint ventures.

THE REGIONAL CONCENTRATION OF OUR ASSETS MAY INCREASE THE EFFECTS OF ADVERSE TRENDS IN THOSE MARKETS.

         A substantial number of our assets are located in Florida, Connecticut and Texas. Due to this geographic concentration, any deterioration in economic conditions in these specific markets could have a materially adverse affect on our business.

OUR PROPERTIES MAY HAVE ENVIRONMENTAL CONTAMINATION.

         Various federal, state, and local environmental laws, ordinances, and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous or toxic substances on real property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of, or the failure to properly remediate, such substances may adversely affect the value of a property, as well as our ability to sell or rent it or to borrow using that property as collateral.

OUR BUSINESS OVERALL IS SUBJECT TO ALL OF THE RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY.

         Tarragon is subject to all the risks incident to investment in real estate, many of which relate to the general lack of liquidity of real estate investments, including, but not limited to:

     o    changes in general or local economic conditions;

     o changes in interest rates that may make our ability to satisfy our debt service requirements materially more burdensome;

     o lack of availability of financing that may render the purchase, sale or refinancing of a property more difficult or unattractive;

     o    changes in real estate and zoning laws;

     o    increases in real estate taxes and insurance costs;

     o    federal or local economic or rent control; and

     o    floods, earthquakes and other similar natural disasters.

OUR BUSINESS IS HIGHLY COMPETITIVE.

         The real estate business is highly competitive, and we compete with numerous entities engaged in real estate activities, that have investment objectives similar to ours, greater financial resources and/or better name recognition than we do. This competition may result in increased prices for suitable investments and may impair our ability to make acquisitions or develop projects on favorable terms in the future.

SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

         We believe that the real estate assets we own are adequately covered by insurance. However, certain types of losses, generally of a catastrophic nature, may be uninsurable or not economically insurable. These excluded risks generally include war, earthquakes, floods, terrorism, environmental liabilities and punitive damage judgments. If any of these kinds of losses occur and are not covered by insurance, our business could be materially adversely affected.

OUR PRINCIPAL STOCKHOLDERS EFFECTIVELY CONTROL CORPORATE ACTIONS.

         As of the date of this Prospectus, William S. Friedman, our Chairman of the Board, President, and Chief Executive Officer, and his wife, Lucy N. Friedman, our principal stockholder, together with members of their family, control approximately 46% of our outstanding common stock. Accordingly, Mr. and Mrs. Friedman and their family are in a position to elect a number of the members of our Board of Directors and have substantial influence over our management and affairs. In addition, they effectively have veto power over a broad range of corporate actions requiring more than a simple majority vote presently contained in our Articles of Incorporation, including, without limitation, mergers, business combinations, change-in-control transactions, substantial asset sales and other similar and extraordinary corporate transactions that can effect the value of our company and our common stock.

WE HAVE AND CONTINUE TO ENGAGE IN TRANSACTIONS WITH RELATED PARTIES.

         We have engaged in the past, and continue to engage currently, in transactions with related parties, as more fully described in "Certain Relationships and Related Transactions" beginning at page 6 of our definitive Proxy Materials for the Annual Meeting of Stockholders held on June 3, 2002 incorporated herein. These related party transactions include ongoing financial arrangements with several members of our Board and senior management, including a $20 million unsecured line of credit facility extended to us by affiliates of Mr. and Mrs. Friedman, which was approved by our Board of Directors. Our Articles of Incorporation generally permit related party transactions if approved by a majority of our independent directors.

OUR GOVERNING DOCUMENTS CONTAIN ANTI-TAKEOVER PROVISIONS THAT MAY MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE CONTROL OF TARRAGON.

         Our Articles of Incorporation contain provisions designed to discourage attempts to acquire control of Tarragon by merger, tender offer, proxy contest, or removal of incumbent management without the approval of our Board of Directors. As a result, a transaction which otherwise might appear to be in your best interests as a stockholder could be delayed, deferred or prevented altogether, and you may be deprived of an opportunity to receive a premium for your shares over prevailing market prices. The provisions contained in our Articles of Incorporation include:

o the requirement of an 80% vote to make, adopt, alter, amend, change or repeal Tarragon's Bylaws or certain key provisions of Tarragon's Articles of Incorporation that embody, among other things, the aforementioned anti-takeover provisions;

o the requirement of a 66 2/3% super-majority vote for the removal of a director from the Board of Directors, and certain extraordinary transactions; and

o    the inability of stockholders to call a meeting of stockholders.

         Our Board of Directors and management control approximately 51.2% of our outstanding common stock. In light of this, these anti-takeover provisions could help entrench the Board of Directors and may effectively give our management the power to block any attempted change in control of Tarragon.

                              SELLING STOCKHOLDERS

         Tarragon has pledged 300,000 shares of common stock as collateral for a $2,000,000 line of credit with Regions Bank, an Alabama banking corporation. The shares pledged to Regions Bank are treasury stock issued for that purpose, and would not otherwise be offered for sale.

         Tarragon received net proceeds at closing of the Regions Bank loan of $1,965,500, which were used to fund start up costs on Development Division projects currently in the pipeline. The loan bears interest at a floating rate equal to the 30-day LIBOR plus 240 basis points, and matures in May 2004. The fair market value of the shares pledged to secure the loan must always equal or exceed 200% of the maximum loan amount.

         Pursuant to the terms of our agreement with Regions Bank, we are required to register the shares pledged to Regions Bank as collateral within one hundred and twenty days of the loan closing on May 10, 2002. Our failure to register these shares within the established time frame could constitute an event of default under the line of credit agreement.

         But for the requirement set forth in the loan documents, we would not be seeking to register any of the shares pledged to Regions Bank. Because it is treasury stock, we do not have the right to vote these shares. However, in the event that Regions Bank offers the shares for sale pursuant to this Prospectus, the purchaser(s) will acquire sole voting and investment power over the shares they acquire, which will then be fully outstanding.

                                 USE OF PROCEEDS

         Tarragon has no present intention to sell the shares covered by this Prospectus. However, the shares may be offered from time to time for the account of pledgees, donees, transferees or other successors-in-interest of Tarragon, including Regions Bank, at prices and on terms that will be fixed at the time of sale. The specific terms of such a sale, and the names of the underwriters, if any, will be set forth in a prospectus supplement.

         Tarragon will not receive any proceeds from the sale of the shares by pledgees, donees, transferees or other successors-in-interest of Tarragon. However, Tarragon may receive some benefit in the event of a sale of the shares pledged to Regions Bank, as the proceeds of such a sale should reduce Tarragon's outstanding indebtedness, described in detail under "Selling Stockholders."

                              PLAN OF DISTRIBUTION

         All of the shares registered under this Prospectus may be sold from time to time by pledgees, donees, transferees or other successors-in-interest of Tarragon. Sales may be made on the NASDAQ at prices and on terms dictated by the then current market price of the shares or in negotiated private transactions. The shares may be sold by any one or more of the following methods:

               o A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of a block as principal to facilitate the transaction;

               o Purchases by a broker or dealer as principal, and resale by such broker or dealer, for its own account pursuant to this Prospectus;

               o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and/or

               o    Privately negotiated transactions.

         The pledgees, donees, transferees or other successors-in-interest of Tarragon may sell the shares to or through brokers or dealers. Such brokers or dealers will receive compensation in the form of discounts or commissions from the seller and they may also receive commissions from the purchasers of the shares for whom they may act as agents. Such discounts or commissions from the pledgees, donees, transferees or other successors-in-interest of Tarragon or such purchasers are not expected to exceed those customary in the types of transactions involved.

         Tarragon will pay all fees and expenses incident to registration of the shares other than any underwriting discounts, any selling commissions payable in respect of sales of the shares or any expenses incurred by the holder to retain any counsel, accountant or other adviser; all of which will be paid by the applicable holder. It is estimated that total fees and expenses (including registration fees) incurred in connection with the registration of the shares will not exceed $15,000.00.

         In the event the shares are offered to the public by pledgees, donees, transferees or other successors-in-interest of Tarragon, such parties, as well as any broker-dealer selling the shares as agent for one of them and any broker-dealer purchasing or reselling the shares for its own account, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in which case any commissions received by such parties, and any profit on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a Form S-3 registration statement with the SEC relating to the shares discussed in this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, and so we strongly urge you to read the registration statement in its entirety.

         Tarragon also files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain a copy of the registration statement or any other information we file with the SEC at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC web site at www.sec.gov.

         Our common stock is quoted on the NASDAQ National Market under the symbol "TARR" and the information that we file with the SEC may also be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, at 1735 K Street, Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus. Information in this Prospectus updates and supersedes information contained in documents incorporated by reference that we filed with the SEC before the date of this Prospectus, while information that we file later with the SEC will automatically update and supersede this information. To the extent that there is a discrepancy between a statement made in this Prospectus or a document referred to in this Prospectus, and a document that we subsequently file with the SEC, you should rely only on the statement contained in the later filed document.

         We incorporate by reference the following documents, which we have previously filed with the SEC (File No. 0-8003):

         1. Tarragon's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

         2. Tarragon's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         3. Definitive Proxy Materials for the Annual Meeting of Stockholders held on June 3, 2002.

         4. Description of Tarragon's common stock set forth in a registration statement on Form 8-B, filed with the SEC on August 20, 1997 (File No. 000-22999).

         In addition, we incorporate by reference all documents which we file with the SEC after the date of this Prospectus and prior to the termination of the offering of the shares described in this Prospectus, pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934.

         You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                                            Tarragon Realty Investors, Inc.
                                            Attn: Investor Relations
                                            1775 Broadway
                                            23rd Floor
                                            New York, NY  10019
                                            Telephone: (212) 949-5000

         You are strongly urged to review the information and financial statements (including notes to financial statements) for Tarragon appearing in the documents that we have incorporated by reference in this Prospectus.

                       LIMITATION ON DIRECTOR'S LIABILITY

         Our Articles of Incorporation and Bylaws provide for indemnification of our officers and directors to the fullest extent authorized or permitted by Chapter 78 of the Nevada Revised Statutes and other applicable laws.

         In general, Nevada law permits Tarragon to indemnify its officers and directors so long as they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of Tarragon.

         Under the Management Liability Provision of the Articles of Incorporation, our directors do not have personal liability to Tarragon or to you, its stockholders, for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         We are being advised on the legality of the common stock offered by this Prospectus by Prager, Metzger & Kroemer PLLC, Dallas, Texas. Prager, Metzger & Kroemer PLLC will rely as to all matters of Nevada law on Lewis and Roca LLP, Las Vegas, Nevada.

                                     EXPERTS

         The consolidated financial statements of Tarragon Realty Investors, Inc. and its subsidiaries as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, which appear in the Annual Report on Form 10-K of Tarragon Realty Investors, Inc. for the year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent certified public accountants, as set forth in their report included therein. Such consolidated financial statements of Tarragon are included herein in reliance upon the report of Arthur Andersen LLP given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP has been the independent accountant and auditor for Tarragon for several years. Representatives of Arthur Andersen LLP are not currently available to provide the consents required for inclusion of their report on the financial statements of Tarragon in this Prospectus or any other document. The Securities and Exchange Commission has dispensed with the requirement to file their consent in registration statements by the promulgation of Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation of their reports in this Prospectus, YOU WILL NOT BE ABLE TO RECOVER AGAINST ARTHUR ANDERSEN LLP UNDER SECTION 11 OF THE SECURITIES ACT OF 1933 FOR ANY UNTRUE STATEMENTS OF MATERIAL FACT CONTAINED IN THE FINANCIAL STATEMENTS AUDITED BY ARTHUR ANDERSEN LLP THAT ARE INCLUDED HEREIN OR ANY OMISSIONS TO STATE A MATERIAL FACT REQUIRED TO BE STATED THEREIN.

================================================================================

THIS PROSPECTUS CONTAINS INFORMATION CONCERNING TARRAGON REALTY INVESTOR'S, INC. AND ITS COMMON STOCK. IT DOES NOT CONTAIN ALL OF THE INFORMATION SET FORTH IN THE REGISTRATION STATEMENT THAT WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933.

                                   ----------

                                TABLE OF CONTENTS

                                                          PAGE

Forward-looking Statements..................................1
About this Prospectus.......................................2
About the Company...........................................2
Risk Factors................................................3
Selling Stockholders........................................7
Use of Proceeds.............................................8
Plan of Distribution........................................8
Where you can find more information.........................9
Incorporation of Documents by Reference.....................9
Limitation on Director's Liability.........................10
Legal Matters..............................................10
Experts....................................................10

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, THE REGISTRATION STATEMENT, AND THE OTHER DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY ADDITIONAL OR DIFFERENT INFORMATION. THE INFORMATION CONTAINED IN THIS PROSPECTUS, AND THE OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO, IS FULL, COMPLETE AND ACCURATE AS OF THE DATE OF THIS PROSPECTUS. HOWEVER, BECAUSE CHANGES IN OUR AFFAIRS MAY OCCUR AFTER THIS DATE, WE CANNOT REPRESENT THAT THIS INFORMATION REMAINS ACCURATE AS OF ANY SUBSEQUENT DATE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

================================================================================


                                 300,000 SHARES

                                 TARRAGON REALTY
                                 INVESTORS, INC.

                                  COMMON STOCK
                           (PAR VALUE $0.01 PER SHARE)


                                   ----------
                                   PROSPECTUS
                                   ----------



                                 AUGUST 9, 2002

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    ITEM                                                            APPROXIMATE
                                                                      AMOUNT

    SEC Registration Fee .......................................     $   418

    Blue Sky Fee and Expenses (including legal fees)*(a) .......       1,500

    Legal Fees and Expenses* ...................................       9,500

    Accounting Fees and Expenses* ..............................       1,000

    Printing and Engraving Expenses* ...........................         500

    Trustee, Transfer Agent and Registrar Fees* ................         300

    Miscellaneous Fees and Expenses* ...........................       1,000

             TOTAL .............................................      14,218

    *Estimated
    (a) includes filing fees paid and to be paid

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Tarragon's Articles of Incorporation provide that it "shall indemnify to the fullest extent authorized or permitted by law. . . any person made or threatened to be made a party or witness to any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that such person is or was a director, officer, employee or agent" of Tarragon. Further, Tarragon's Bylaws provide that "[e]ach officer, director or employee . . . shall be indemnified . . . to the full extent permitted under Chapter 78 of the Nevada Revised Statutes . . . and other applicable law."

         Pursuant to the NRS, a corporation may indemnify persons for expenses related to an action, suit or proceeding, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his conduct was unlawful. The expenses indemnified against in this provision include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the action, suit or proceeding. The NRS further provides that a corporation may indemnify persons for attorneys' fees related to an action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent, if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. A corporation may also indemnify directors for amounts paid in judgments and settlements in such a suit, but only if ordered by a court after determining that the person is "fairly and reasonably" entitled to indemnity.

         Under the Management Liability Provision of Tarragon's Articles of Incorporation, directors do not have personal liability to Tarragon or to its stockholders for monetary damages for any breach of their fiduciary duties as directors (including, without limitation, any liability for gross negligence in the performance of their duties), except

         o for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or

         o        for the payment of dividends in violation of NRS 78.300.

         By precluding personal liability for certain breaches of fiduciary duty, including grossly negligent business decisions made in connection with evaluating takeover proposals to acquire Tarragon, the Management Liability Provision supplements indemnification rights afforded under Tarragon's Articles of Incorporation and Bylaws which provide, in substance, that Tarragon shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the NRS and other applicable laws.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Tarragon under the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by Tarragon of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted against Tarragon by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

                  (i) The following exhibits are filed as a part of this registration statement:

        EXHIBIT
      DESIGNATION                                    DESCRIPTION
      -----------                                    -----------
           4.9         Indenture Agreement dated September 15, 1993 between
                       Vinland Property Trust and American Stock Transfer and
                       Trust Company (incorporation by reference is made to
                       Exhibit 4.7 to registration statement No. 33-66294 on
                       Form S-11).

          *5.1 Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

          *5.2 Form of opinion of Lewis and Roca LLP as to the legality of the securities.


          23.1         Consent of Prager, Metzger & Kroemer PLLC (included in Exhibit 5.1)

          23.2         Consent of Lewis and Roca LLP (included in Exhibit 5.2)

          24.1         Power of Attorney (set forth on page II-4)

   * Filed with this registration statement.

ITEM 22. UNDERTAKINGS.

         Tarragon hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Tarragon pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Tarragon hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Tarragon hereby undertakes to deliver or cause to be delivered with the prospectus to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Tarragon certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on August 9, 2002.

                                       TARRAGON REALTY INVESTORS, INC.

                                       By: /s/ WILLIAM S. FRIEDMAN
                                           -------------------------------------
                                           William S. Friedman, President,
                                           Chief Executive Officer and Director


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below on this registration statement constitutes and appoints each of William S. Friedman and Erin D. Pickens his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this registration statement of Tarragon Realty Investors, Inc. and to file same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents, or any of them, or their or his or her substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed below by the following persons in the capacities and on the date indicated.

           SIGNATURE                                    TITLE                                            DATE
           ---------                                    -----                                            ----
/s/ WILLIAM S. FRIEDMAN                 President, Chief Executive Officer and
---------------------------------         Chairman of the Board of Directors
William S. Friedman                          (Principal Executive Officer)                         August 5, 2002

/s/ ERIN D. PICKENS                       Executive Vice President and Chief
---------------------------------       Financial Officer (Principal Financial                     August 6, 2002
Erin D. Pickens                                 and Accounting Officer)

/s/ ROBERT C. ROHDIE                                   Director
---------------------------------                                                                  August 7, 2002
Robert C. Rohdie

/s/ WILLIE K. DAVIS                                    Director
---------------------------------                                                                  August 8, 2002
Willie K. Davis

/s/ ROBERT P. ROTHENBERG                               Director
---------------------------------                                                                  August 7, 2002
Robert P. Rothenberg

/s/ LANCE LIEBMAN                                      Director
---------------------------------                                                                  August 6, 2002
Lance Liebman

/s/ LAWRENCE G. SCHAFRAN                               Director
---------------------------------                                                                  August 9, 2002
Lawrence G. Schafran

/s/ RAYMOND V. J. SCHRAG                               Director                                    August 9, 2002
---------------------------------
Raymond V. J. Schrag

/s/ CARL B. WEISBROD                                   Director                                    August 6, 2002
---------------------------------
Carl B. Weisbrod

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                         DESCRIPTION
-------                        -----------
    4.9         Indenture Agreement dated September 15, 1993 between Vinland Property Trust and American
                Stock Transfer and Trust Company (incorporation by reference is made to Exhibit 4.7 to registration statement No. 33-66294 on Form S-11).

   *5.1         Form of opinion of Prager, Metzger & Kroemer PLLC as to the legality of the securities.

   *5.2         Form of opinion of Lewis and Roca LLP as to the legality of the securities.

   23.1         Consent of Prager, Metzger & Kroemer PLLC (included in Exhibit 5.1)

   23.2         Consent of Lewis and Roca LLP (included in Exhibit 5.2)

   24.1         Power of Attorney (set forth on page II-4)

   * Filed with this registration statement.